July 7, 2008

Board of Directors
EV Rental Cars, LLC/ IMMS, Inc.
9775 Airport Blvd.
Los Angeles, CA 90045

To the Board of Directors:

This letter of agreement ("Agreement") sets forth the terms and conditions of the engagement of R.I. Heller & Co., LLC ("R.I. Heller") by EV Rental Cars, LLC/IMMS, Inc. (the "Company") to perform the following services as directed by the Company.

Scope of Services

It is anticipated that R.I. Heller will assist, direct and/or manage the following services and departments:

1. Accounting and finance functions for the company, including bookkeeping, accounting, and financial reporting.
2. Public and investor relations functions for the company.
3. Corporate Secretary.
4. Marketing strategies and branding.
5. Acquisition integration (i.e. training and development, organizational development, human resource functions).

Fees and Expenses

R. I. Heller will bill hourly against a retainer of $25,000.00 commencing July 7, 2008 (the "Effective Date") at the hourly rates designated below.

<u>Hourly Rates</u>:

Frank Jackson	$300.00 per hour discounted for the Company $150.00 per hour
Erin Davis	$300.00 per hour discounted for the Company $150.00 per hour
Joyce Jackson	$100.00 per hour discounted for the Company $60.00 per hour
Other Heller Associates	$200.00 per hour discounted for the Company $125.00 per hour
Administration	$75.00 per hour

Hours and expenses will be invoiced weekly in arrears and shall be payable within five days following the receipt of invoices. The Company will be responsible for the reimbursement of our reasonable out-of-pocket expenses incurred in the connection with providing services under this agreement, including, but not limited to: travel costs, lodging, meals, research, overnight mail and courier service.

In the event we are requested or authorized by the Company or are required by government regulation, subpoena, or other legal process to produce our documents or our personnel as witnesses with respect to our services for the Company, the Company will, so long as we are not a party to the proceeding in which information is sought, reimburse us for our professional time and expenses, as well as the reasonable fees and expenses of our counsel, incurred in responding to such requests.

To the extent that the Company requests that Heller perform additional services not contemplated by this Agreement, fees for such services shall be mutually agreed upon Heller and the Company, in writing, in advance.

Other Issues

R.I. Heller is a limited liability company organized in the State of Florida. R.I. Heller shall be solely responsible for the Services provided to you on this engagement. By engaging R.I. Heller, you agree that any claim of any sort arising out of or in connection with this Agreement will be brought only against R.I. Heller and that no claim with respect to this Agreement will be brought against it or its partners or employees, whether or not it is engaged as a subcontractor on this Agreement.

During the course of our engagement, we will provide specific information requests directly to the Company to obtain the required information. You recognize and acknowledge that in rendering services hereunder, R.I. Heller will be using and relying on and assuming the accuracy of, without independent verification, data, material and other information (including, without limitation, financial information and projections with respect to the Company), furnished to us by or on behalf of the Company and its agents, counsel, employees, and representatives (the "Information"). R.I. Heller does not assume responsibility for the accuracy and completeness of the Information and shall not be obligated to conduct any independent study or investigation as to the accuracy or completeness of the Information. We will meet with appropriate management personnel and other employees of the Company to discuss the Information, and we will conduct our work on-site or in our offices, as appropriate.

Any controversy or claim arising out of or relating to services covered by this Agreement or hereafter provided by us for the Company or at its request (including any such matter involving any parent, subsidiary, affiliate, successor in interest, or agent of the Company or of R.I. Heller, or involving any person or entity for whose benefit the services in question are or were provided), shall be submitted first to voluntary mediation, and if mediation is not successful, then to binding arbitration, in accordance with the dispute resolution procedures set forth in the attachment to this Agreement. Judgment on any arbitration award may be entered in any court having jurisdiction. The foregoing is binding upon the Company, R.I. Heller and any and all successors, affiliates and assigns thereof.

Our work will be performed on behalf of the Company and should not be relied upon by any other party for any purpose. In no event, regardless of the legal theory advanced, shall R.I. Heller be liable or responsible to any person or entity including, but not limited to, the Company, other than for its bad faith, gross negligence or willful misconduct, and any such liability shall be

limited to the amount actually paid by the Company under this Agreement. Neither party shall be liable to the other for consequential, incidental, indirect, punitive or special damages (including loss of profits, data, business or goodwill), regardless of the legal theory advanced or of any notice given as to the likelihood of such damages. The Company's recourse with respect to any liability or obligation of R.I. Heller hereunder shall be limited to the assets of R.I. Heller, and the Company shall have no recourse against, and shall bring no claim against, any affiliate, officer or employee of R.I. Heller or any of the assets thereof.

In consideration of our agreement to act on the Company's behalf in connection with this Agreement, R.I. Heller shall be indemnified and held harmless by the Company against any losses, claims, damages or liabilities ("Claims") to which it may become subject in connection with this Agreement. The Company will also reimburse R.I. Heller for its expenses (including fees and expenses of legal counsel) as such expenses are incurred in connection with investigating or defending such Claims. However, the Company will not be obligated under this indemnity if it is finally determined that such Claims arose out of the bad faith, gross negligence or willful misconduct of R.I. Heller. The reimbursement and indemnity obligations under this paragraph shall be in addition to any liability you may otherwise have, shall extend upon the same terms and conditions to the officers, directors, members and employees of R.I. Heller, and shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

R.I. Heller agrees to keep all confidential information related to or received from the Company in connection with this engagement confidential, and will disclose such confidential information to third parties only at your direction. Confidential information shall not include information to the extent that: (i) it is or becomes publicly available through a source other than R.I. Heller; (ii) R.I. Heller can show it was known to it as of the time of its disclosure; (iii) R.I. Heller can show it was independently developed by it without reference to the confidential information; (iv) it is subsequently learned from a third party that is not bound by a confidentiality obligation to the Company or its affiliates and that does not impose an obligation of confidentiality upon R.I. Heller; (v) it is required to be disclosed pursuant to applicable professional standards or law or regulation, government authority, duly authorized subpoena or court order (provided, that, in such case R.I. Heller shall promptly notify the Company of such requirement or request so that the Company can take such action as it deems appropriate to protect its interests); or (vi) is approved for disclosure by prior written consent of the Company.

The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns. Without limiting the foregoing, R.I. Heller and its partners and employees are intended third party beneficiaries of this agreement and may enforce its terms.

We understand that our engagement may be terminated at any time by the Company or R.I. Heller. The provisions contained in this Agreement set forth in the sections entitled "Fees and Expenses" and "Other Issues" will remain operative and in full force and effect regardless of any termination of this Agreement and shall survive in the event of the Company's filing bankruptcy,

reorganization, or liquidation of the Company's assets under Chapter 7 or 11 of Title 11 of the United States Code, or otherwise. In the event that the Company files for protection under Chapter 11, then we shall execute a new engagement letter prior to such a filing and our engagement shall be subject to Bankruptcy Court approval. If any portion of this Agreement is held to be void, invalid or otherwise unenforceable, in whole or part, the remaining portions of this Agreement shall remain in effect.

This Agreement shall be governed by, and construed in accordance with, the laws of the state of Florida applicable to contracts executed in and to be performed in that state.

If the foregoing is acceptable to you, please so acknowledge by signing this letter in the space indicated below.

Very truly yours,

R.I. Heller & Co., LLC

By: ____________________

Erin Davis
Managing Director
R.I. Heller & Co., LLC

Consented and Agreed:

By: ____________________

William N. Plamondon III
Chairman and CEO
EV Rental Cars, LLC/IMMS, Inc.

Date: ____________________

reorganization, or liquidation of the Company's assets under Chapter 7 or 11 of Title 11 of the United States Code, or otherwise. In the event that the Company files for protection under Chapter 11, then we shall execute a new engagement letter prior to such a filing and our engagement shall be subject to Bankruptcy Court approval. If any portion of this Agreement is held to be void, invalid or otherwise unenforceable, in whole or part, the remaining portions of this Agreement shall remain in effect.

This Agreement shall be governed by, and construed in accordance with, the laws of the state of Florida applicable to contracts executed in and to be performed in that state.

If the foregoing is acceptable to you, please so acknowledge by signing this letter in the space indicated below.

Very truly yours,

R.I. Heller & Co., LLC

By: _________________________

Erin Davis
Managing Director
R.I. Heller & Co., LLC

Consented and Agreed:

By: [signature]

William N. Plamondon III
Chairman and CEO
EV Rental Cars, LLC/IMMS, Inc.

Date: July 9, 2008

Exhibit A

Dispute Resolution Procedures

The following procedures shall be used to resolve any controversy or claim ("dispute") as provided in our agreement dated July 7, 2008 (the "Agreement"). If any of these provisions are determined to be invalid or unenforceable, the remaining provisions shall remain in effect and binding on the parties to the fullest extent permitted by law.

Mediation

A dispute shall be submitted to mediation by written notice to the other party or parties. The mediator shall be selected by agreement of the parties. If the parties cannot agree on a mediator, a mediator shall be designated by the CPR Institute for Dispute Resolution at the request of a party. Any mediator so designated must be acceptable to all parties.

The mediation shall be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with facilitation by the mediator, to reach an amicable resolution of the dispute. The mediation shall be treated as a settlement discussion and therefore shall be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings.

Each party shall bear its own costs in the mediation. The fees and expenses of the mediator shall be shared equally by the parties.

Arbitration

If a dispute has not been resolved within 90 days after the written notice beginning the mediation process (or a longer period, if the parties agree to extend the mediation), the mediation shall terminate and the dispute shall be settled by arbitration. The arbitration will be conducted in accordance with the procedures in this document and the Rules for Non-Administered Arbitration of the CPR Institute for Dispute Resolution ("Rules") as in effect on the date of the engagement letter, or such other rules and procedures as the parties may designate by mutual agreement. In the event of a conflict, the provisions of this document will control.

The arbitration will be conducted before a panel of three arbitrators, two of whom are to be designated by the parties from the CPR Panels of Distinguished Neutrals using the screened selection process provided in the Rules. Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators. No potential arbitrator shall be appointed unless he or she has agreed in writing to abide and be bound by these procedures.

The arbitration panel shall have no power to award non-monetary or equitable relief of any sort. It shall also have no power to award (a) damages inconsistent with any applicable agreement between the parties or (b) punitive damages or any other damages not measured by the prevailing party's actual damages; and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitration panel have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.

Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

All aspects of the arbitration shall be treated as confidential. The parties and the arbitration panel may disclose the existence, content or results of the arbitration only as provided in the Rules. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.

The result of the arbitration will be binding on the parties, and judgment on the arbitration award may be entered in any court having jurisdiction.